                                                                   EXHIBIT 4.1

                     FIRST AMENDMENT TO PURCHASE AGREEMENT


     This First Amendment is dated June 15, 1998 for reference purposes only and is made to that Purchase Agreement dated as of May 29, 1998 between the undersigned identified as "Seller" and "Buyer" regarding the purchase of approximately 36.55 acres commonly known as the Smith Ranch, TBD Highway 133, Carbondale, Colorado, as amended by that letter agreement dated June 1, 1998 (the "Purchase Agreement").

     1. The purpose of this First Amendment is to implement the provisions of Paragraph 15 entitled "Use of Unrestricted Stock as Cash at Closing" of Exhibit C to the Purchase Agreement.

     2. Buyer shall have the option to pay up to $2,500,000 of the Purchase Price in the form of common stock of Buyer, whose stock is traded on NASDAQ under the symbol of TNFI. This First Amendment shall apply if, at any time prior to close of escrow, Buyer notifies Seller in writing of Buyer's election to pay a portion of the Purchase Price with common stock of TNFI. The amount of Purchase Price that Buyer elects to pay with TNFI common stock is referred to herein as the "Purchase Price Balance."

     3. The parties acknowledge that: (i) the common stock that Buyer intends to use to pay the Purchase Price Balance must be registered with the Securities and Exchange Commission on Form S-3; (ii) the form S-3 registration statement cannot be effective until the Seller has rights in the shares (i.e., the
                                                               ----
registration statement may not become effective, and the stock may not be traded, before close of escrow); and (iii) Buyer agrees to use reasonable efforts to cause the registration statement to be filed on or immediately after the closing date and to diligently manage the SEC registration process. If, for any reason, Buyer cannot cause a registration statement to be filed on or immediately after close of escrow, Buyer may pay the Purchase Price entirely in cash. If a registration statement for such stock does not become effective so such stock can be freely traded within thirty (30) days after close of escrow, then (i) Buyer shall pay to Seller through escrow, the balance of the Purchase Price in cash (with interest thereon at 6% per annum from close of escrow date of payment to Seller), and (ii) all TNFI stock shall be returned to Buyer.

     4. If Buyer deposits TNFI common stock in escrow for the purpose of paying the Purchase Price Balance, then (i) the value of such shares may not exceed $2,500,000, and (ii) Buyer shall deposit into escrow such additional amount of cash as is necessary, when added to the value of such shares, to pay the Purchase Price and all closing costs to be paid by Buyer (taking into account the deposits previously made by Buyer which are to be credited to the Purchase Price). For purposes of this paragraph only, the value of the shares deposited in escrow will be based upon the closing trading price of the common stock of TNFI on the business day immediately preceding the closing date.

     5. TNFI common stock placed in escrow to pay the Purchase Price may not be released to Seller from escrow, or traded or sold by anyone, until a registration statement for such shares becomes effective. As soon as a registration statement for such TNFI common stock becomes effective, Seller shall have the right to receive, retain, and sell for its own account such shares in full satisfaction of Buyer's obligation to pay the Purchase Price Balance, provided however, that the provisions of Paragraph 6
                        ----------------
hereof (including Buyer's share price guaranty) shall apply if Seller notifies Buyer in writing of Seller's election to be governed by Paragraph 6 prior to the later to occur of the date of close of escrow or the effective date of the registration statement for such TNFI common stock.

     6. If Seller timely elects to be governed by this Paragraph 6, the following provisions shall apply:

          A. Upon close of escrow, the TNFI common stock shall immediately be transferred to an account in Seller's name with BT Alex Brown (or such other national stock broker as is selected by Buyer). Such broker shall be instructed to sell all of such TNFI common stock during the first five (5) trading days immediately following the effective date of such registration statement, in such amounts and at such times as that broker determines, in its sole discretion, are appropriate to maximize net stock sale proceeds.

          B. Stock sale proceeds shall be distributed to Seller upon completion of sales of all stock and otherwise in accordance with the broker's customary practice.

          C. If the sale of all of such TNFI common stock has been made in accordance with the foregoing, the following adjusting payment shall be made by Seller or Buyer, as appropriate:

               (i) For purposes of the following, the term "Adjusted Purchase Price Balance" shall mean an amount equal to the Purchase Price Balance with interest thereon at the rate of 6% per annum from close of escrow until the payment required by this paragraph has been made.

               (ii) If the Adjusted Purchase Price Balance exceeds the amount of net proceeds (after commissions) paid to Seller from the sale of TNFI common stock, Buyer shall immediately pay such excess to Seller in cash.

               (iii) If the amount of net proceeds (after commissions) paid to Seller from the sale of TNFI common stock exceeds the Adjusted Purchase Price Balance, Seller shall immediately pay such excess to Buyer in cash.

               (iv) Any payment required by Buyer or Seller pursuant to this subparagraph 6C shall, if not paid when due, bear interest at 12% per annum from its due date until paid.

          D. The obligation of Buyer to make an additional payment of cash toward the Purchase Price Balance pursuant to Paragraph 6C(ii) hereof shall be secured by a first lien deed of trust encumbering the Property in form reasonably acceptable to Buyer and Seller, which deed of trust shall be executed by Buyer in recordable form and recorded immediately following recordation of the Warranty Deed at Close of Escrow. Upon satisfaction of Buyer's obligations to make an additional payment of cash toward the Purchase Price Balance pursuant to Paragraph 6C(ii) of this First Amendment, such deed of trust shall be reconveyed. Buyer shall cause the title insurer to provide to Seller a lender's policy of title insurance with coverage in the estimated amount of 10% of the value of common stock in TNFI deposited in escrow (using the method of valuation described in Paragraph 4 hereof), showing the lien of such deed of trust subject only to the same exceptions to title that are shown in the policy of title insurance to be obtained by Buyer at the closing. The cost of such title insurance shall be paid by Buyer.

          E. If Seller elects to engage in a real property tax deferred exchange transaction involving the Property through the use of a qualified intermediary designated by Seller (the "Intermediary"), then all references in subparagraphs 6A, B, C, and D to "Seller" shall refer to the Intermediary. Notwithstanding the foregoing, Seller shall remain personally liable for the obligations of Seller under the Purchase Agreement, including without limitation the obligation set forth in subparagraph 6C(iii).

     7. Any real property exchange transaction in which Seller elects to engage which requires the cooperation or participation of Buyer shall not in any way affect or alter the right of Buyer to cause the Purchase Price Balance to paid with common stock of TNFI in accordance with the provisions of this First Amendment. However, Seller may cause Buyer to have cash and common stock of TNFI delivered to an accommodation party selected by Seller who is assisting Seller in the implementation of a tax deferred exchange, and Buyer shall cooperate with Seller to the extent described in the June 1, 1998 letter amendment and in a manner consistent with the provisions of this First Amendment.

     Except as modified by this First Amendment, the Purchase Agreement shall continue in full force and effect in accordance with its terms.

BUYER:
-----

THE NORTH FACE, INC.


By:______________________________


SELLER:
------

GIANINETTI INVESTMENT CORPORATION


By:______________________________
     Ernest Gianinetti, President


R. P. SEWELL & COMPANY, a Colorado Partnership


By:______________________________
     Susan B. Sewell


______________________________
Richard L. Bradley


______________________________
David F. Baggerman